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                                                               Exhibit m(2)(iii)

DIRECTED SERVICES, INC.
1475 Dunwoody Drive, West Chester, PA 19380

     May 29, 2003

     Board of Trustees
     ING Investors Trust
     7337 East Doubletree Ranch Road
     Scottsdale, Arizona  85258

     Re: Reduction in Fee Payable under the ING Investors Trust Shareholder Service and Distribution PLAN

     Ladies and Gentlemen:

          For the funds listed on SCHEDULE A of the ING Investors Trust Shareholder Service and Distribution Plan (the "Distribution Plan"), Directed Services, Inc. ("DSI") hereby waives a portion of the distribution fee payable to DSI under the Distribution Plan in an amount equal to 0.15% per annum on the average daily net assets attributable to Class R Shares of the funds listed on SCHEDULE A as if the distribution fee specified in the Distribution Plan were 0.35% for the period August 1, 2003 through and including July 31, 2004.

          Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                                    Sincerely,

                                                    /s/ David L. Jacobson

                                                    Dave Jacobson
                                                    Chief Compliance Officer
                                                    and Executive Vice President

     Agreed and Accepted:
     ING Investors Trust

     By:    /s/ Robert S. Naka
            --------------------------
            Robert S. Naka
            Senior Vice President